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                                                                   EXHIBIT 23.3

                        Independent Auditors' Consent


The Board of Directors
PHI Acquisition Holdings, Inc.:

We consent to the inclusion of our report dated August 20, 1996 in the Prospectus Offer to exchange all outstanding shares of 12 1/2% Series A Senior Redeemable Preferred Stock of which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding all outstanding shares of 12 1/2% Series A Senior Redeemable Preferred Stock of High Voltage Engineering Corporation on Amendment No. 1 to Form S-4 relating to the consolidated balance sheets of PHI Acquisition Holdings, Inc. and subsidiaries as of June 27, 1997 and June 28, 1996 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 27, 1997 and to the reference to our firm under the heading "Experts."


                                        /s/ KPMG Peat Marwick LLP

                                        KPMG Peat Marwick LLP

Minneapolis, Minnesota
October 17, 1997